SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 25, 2006

MICRON ENVIRO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

NEVADA

98-0202944

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

789 West Pender Street, Suite 1205

Vancouver, British Columbia, Canada

V6C 1H2

(Address of principal executive offices)

 (Zip Code)

Registrant’s telephone number, including area code

604-646-6903

Commission File Number: 000-30258

__________________________

__________

(Former name or former address,

 (Zip Code)

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The  following   information   specifies   forward-looking   statements  of  our management.   Forward-looking   statements  are  statements  that  estimate  the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of  forward-looking  terminology such as "may",  "will",  "could",   "expect",   estimate",   "anticipate",   "probable", "possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms.  Actual  results may differ  materially  from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following  information  represent estimates of future events and are subject to uncertainty as to possible changes in economic,  legislative,  industry,  and other circumstances.  As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among  reasonable  alternatives  require the  exercise of  judgment.  To the extent that the assumed events do not occur, the outcome may vary  substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those  forward-looking  statements.  No assurance can be given that any of the  assumptions  relating to the  forward-looking  statements specified in the following information are accurate, and we assume no obligation to update and such forward-looking statements.

Item 8.01	Other Events

We are pleased to announce that we have plans to forward split our stock on a 3 for 1 basis for shareholders of record on June 12, 2006.  What this means is that for each one share you own on that day, you will hold three shares of our stock after the split.  For example, if you own 10,000 shares as of record date (June 12, 2006) you will hold 30,000 of the new shares with a new CUSIP number, giving you ownership of a total of 30,000  of our shares. Management feels a forward split would reward the existing and new shareholders of record and assist in curbing the possible naked shorting of the stock.

We are currently undertaking a new marketing initiative to create additional awareness for us.  This plan will primarily be email based and will target 100 percent opt-in private and intuitional investors that trade stocks in our price range. This new marketing initiative will be on-going over the coming months.

Bernie McDougall, our president stated, "We feel that at this time a forward split is the best situation for Micron to move forward in growing the company and maximizing shareholder value.  When you take into account the current near all time highs on oil prices and that the shares are trading more than 70% below the high recently set, we feel that the Micron shares may not be reflecting the currently value of the company especially since company’s current liabilities have decreased by over 75% and the current assets have increased by 10 times during the past quarter. At this time, Micron is one of if not the smallest market capitalized company’s with exposure to multiple Alberta Oil Sands prospects.”

We have just recently retained independent petroleum consultants to initiate the operations on the Athabasca Oil Sands Prospect.  An evaluation of the potential reserves, estimated development and operation costs, estimated future capital expenditures, and other pertinent information regarding the potential development of this Oil Sands prospect is expected to follow.

We have also just recently added three new Alberta Oil Sands leases consisting of 4 new sections in the world-class Athabasca Oil Sands region.  Two of these new sections are within 5 miles of our existing Athabasca Oil Sands Prospect.  These two new sections are close to the existing Oil Sands leases held by Connacher Oil and Gas’s Great Divide Prospect, as well as to other major Oil Sands projects by Devon, EnCana, and ConocoPhilips.  The other new Alberta Oil Sands lease acquired consists of two contiguous sections that lie just southwest of the announced Royal Dutch Shell Plc Oil Sands leases which they recently purchased for approximately $400 million.

Weare also currently looking into expanding our exposure to the Alberta Oil Sands.  These new ventures include new oil sands partnerships and/or new oil sands leases.

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

We are an emerging oil and gas company that has exposure to four separate leases in the Athabasca Oil Sands of Alberta, Canada, which is the largest Oil Sands region in the world, and has production from multiple conventional oil and gas wells. We are one of, if not the smallest market capitalized company, with exposure to multiple Alberta Oil Sands projects.  Our goal is to become a junior oil and gas producer that focuses on the exploration, discovery and delivery of gas and oil to the North American marketplace. We currently have multiple independent sources of oil and/or gas revenue from production in Canada and Texas. We are presently involved in multiple oil and gas prospects, and we continue to look for additional projects that would contribute to building our market capitalization, including additional Oil Sands projects.

If you have any questions, please call us at (604) 646-6903. If you would like to be added to our update email list, please send an email to info@micronenviro.com requesting to be added.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON ENVIRO SYSTEMS, INC.

/s/ Bernard McDougall

__________________________________

Bernard McDougall

President & Director

Date:          May 30, 2006